Exhibit 99.1

CONTACT:

Sara Matheu

847-720-2392

Sara.Matheu@usfoods.com

US Foods Announces Appointment of New Member to the Board of Directors

ROSEMONT, Ill. – March 6, 2018 – US Foods Holding Corp. (NYSE: USFD) announced today that Sunil Gupta, the Edward W. Carter Professor of Business Administration at Harvard Business School, has been appointed to the Board of Directors effective March 1, 2018.

“Sunil is among the most sought-after experts in how technology is shaping business strategies in the digital era,” said Pietro Satriano, Chairman and Chief Executive Officer of US Foods. “His experience working with companies across a variety of industries, in addition to the breadth and depth of his marketing insight, will bring a unique expertise to our board.”

“We’re excited to welcome Sunil to the board as an independent director,” said Robert Dutkowsky, Chairman of the Nominating and Corporate Governance Committee. “His leadership in digital strategy and marketing will be a tremendous asset.”

Gupta joined Harvard Business School in 2006. He has served as the Chair of the General Management Program for senior executives, Co-Chair of the Driving Digital Strategy executive program since 2013, and served as the Chair of the Marketing department from 2008 to 2013. He is the author of the forthcoming book, Driving Digital Strategy: A Guide to Reimagining Your Business.

Before joining Harvard Business School, Gupta held positions at the Columbia University Graduate School of Business, including serving as the Meyer Feldberg Professor of Business. He’s served on the advisory boards of several startups, as well as the board of the American Marketing Association.

He received his Bachelor of Technology in Mechanical Engineering from the Indian Institute of Technology, a Master of Business Administration from the Indian Institute of Management, and holds a doctorate in marketing from Columbia University.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. and generates approximately $24 billion in annual revenue. Visit usfoods.com to learn more.

###